Exhibit 99.1

Wonder Auto Technology Announces Assignment of Its $5 Million Investment
in Money Victory Limited

Ensuring Continuous Growth Momentum of the Company’s Core Business

BEIJING, Nov. 20 /PRNewswire-FirstCall/ -- Wonder Auto Technology, Inc. (Nasdaq: WATG; “Wonder Auto” or “the Company”) announced today that it has signed an assignment agreement with Golden Stone Capital Limited (“Golden Stone”) under which it has transferred the $5 million short-term investment, or 22.49% ownership, in Money Victory Limited. The consideration for such assignment is $5.95 million, representing a 19% return over a 7-month period.

Mr. Qingjie Zhao, Chairman and CEO of Wonder Auto stated, “Although we are very satisfied with the initial investment decision, in consideration of the current global financial turbulence, we believe it is in our company’s best interest to focus on the development of our core business and continuous growth momentum in the coming years.”

About Wonder Auto

Based in Jinzhou City, Liaoning, China, Wonder Auto Technology, Inc., through its Chinese subsidiaries, designs, develops, manufactures and sells automotive electrics, suspension products and engine accessories. Wonder Auto was ranked second in sales revenue in the China market for automotive alternators and starters in 2007. With respective 5 different series and over 150 models of alternators, 70 models of starters, various suspension, engine related parts, the Company supplies to a wide range of automakers, engine producers and auto parts suppliers both domestically and internationally. Wonder Auto’s main customers include Beijing Hyundai Motor Company, Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co., Ltd., Harbin Dongan Automotive Engine Manufacturing Co., Ltd., Tianjin FAW Xiali Automotive Co., Ltd, Shanghai VW and Weifang Diesel Engine. For more information, please log on http://www.watg.cn .

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward- looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward- looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to new and existing products, product defects and any related product recall; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China; any statements of belief or intention; any of the factors and risks mentioned in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007 and any subsequent SEC filings. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For further information, please contact:

Lydia Zhao
Assistant CFO
Wonder Auto Technology, Inc.
Tel: +86-10-8478-5339
Cell: +86-130-2118-4792
Email: lydiaz@watg.cn

Yechon Xie
Investor Relations Manager
Wonder Auto Technology, Inc.
Tel: +86-416-266-1186
Cell: +86-137-0006-1685
Email: ycxie@watg.cn